Owens & Minor, Inc.

Officer Severance Policy

Organizational or Functional Area(s):	Corporate Officers

Policy For:	Officer Severance

Sponsor:	The Our People & Culture Committee of the Board of Directors

1.0	Approval, Review and Revision History

Version	Description of Revision	Stakeholder/ Reviewer	Date	Title
	Original Policy Adopted		2005
	Board of Directors Approved		2015
	Board of Directors Approved		2018
	Board of Directors Approved		2025

2.0	Purpose

The purpose of the policy is to have a formal executive severance policy in lieu of the Company’s general severance policy for Corporate Officers that provides more appropriate and competitive levels of severance where the officer’s employment is involuntarily terminated without Cause or the officer resigns at the request of the Company.

3.0	Applicability and Scope

This policy applies to Corporate Officers whose employment is involuntarily terminated by the Company without Cause or who resign at the request of the Company.  Furthermore, this policy is intended to cover cash severance based on salary and bonus of the Corporate Officer.  The vesting or forfeiture of outstanding equity grants of the Corporate Officer is determined based on the applicable equity grant agreement between the Company and the Corporate Officer.  In addition, severance benefits to Corporate Officers following a “change in control” of the Company are covered by separate severance agreements entered into between the Company and the Corporate Officers and are not intended to be covered or determined by this policy.

4.0	Definitions

Affiliate

Affiliate means, with respect to the applicable person or entity, any person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the applicable entity or person.

Base Salary

Base salary means the annual base salary of the Corporate Officer as of the date of involuntary termination without Cause or resignation at the request of the Company.

Bonus

Bonus means the amount of cash incentive paid to the Corporate Officer under the Company’s annual incentive program for the applicable year.

Cause

Cause means one or more of the following by a Corporate Officer: (i) misappropriation, theft or embezzlement of funds or property from the Company or an Affiliate or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or an Affiliate, (ii) conviction of, or entry of a plea of “nolo contendere” with respect to, a felony, or a misdemeanor which, in the reasonable opinion of the Company, is likely to cause material harm to the Company’s or an Affiliate’s business, customer or supplier relations, financial condition or prospects, (iii) violation of the Company’s Code of Honor or any successor code of conduct or refusal to sign an acknowledgement to abide by the same; (iv) violation of any material law or regulation to the detriment of the Company or any Affiliate; (v) engagement in conduct that results in or would be reasonably likely to result in material injury to the reputation of the Company or any Affiliate if the Corporate Officer were to continue to be employed by the Company; or (vi) failure to substantially perform (other than by reason of illness or temporary disability, regardless of whether such temporary disability is or becomes a total and permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), or by reason of approved leave of absence) the duties of the officer’s job.

Company

The Company means Owens & Minor, Inc. and its subsidiaries.

Corporate Officers

The Corporate Officers include the following officer positions in the Company that have been elected by vote or resolution of the Board as an officer of Owens & Minor, Inc.:

Chief Executive Officer

President

Chief Financial Officer

Chief Operating Officer

Executive Vice President

Senior Vice President

Severance Event

Severance Event means the involuntary termination without Cause of the Corporate Officer by the Company or the Corporate Officer’s resignation from the Company at the request of the Company.

Severance Period

Severance Period means the applicable period of time set forth in the table in Section 5.0 below for the Corporate Officer.

Target Bonus

Target Bonus means the target cash incentive compensation for the Corporate Officer under the Company’s annual incentive program for the applicable year.

5.0	Policy Statements

Upon the occurrence of a Severance Event for a Corporate Officer, subject to the other terms and conditions set forth herein, the Company shall make a severance payment to such Corporate Officer as shown in the following table:

Officer Position	Severance Amount	Severance Period
CEO President Chief Operating Officer Executive Vice President Senior Vice President	2.0 x the sum of: ● Base Salary ● The lower of average Bonus paid or Target Bonus for the three calendar years prior to date of employment termination	24 months

Other Benefits.  In addition to the severance payment and subject to the other terms and conditions set forth herein, a Corporate Officer will receive the following upon the occurrence of a Severance Event:

●	A lump sum cash payment amount equal to the number of months in the Severance Period times the difference between (1) the monthly premium for continued group health plan coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), i.e., “COBRA,” for the health plan coverage in effect for the Corporate Officer and his or her dependents immediately prior to the Severance Event minus (2) the monthly premium for such coverage paid by active employees of the Company. Such payment is referred to herein as the “Welfare Benefit Payment.”

●	Outplacement services provided by the Company for up to six months following date of termination.

●	Tax preparation and financial counseling services consistent with allowance during employment provided for all or a portion of the Severance Period or until alternate employment begins.

This policy does not provide for any additional age, pay or service credit benefits under any retirement plans or programs of the Company.

Conditions to Receipt of Severance Benefits.  As a condition to receiving any of the severance benefits described in this policy, the Corporate Officer must enter into the following agreements with the Company (in form reasonably acceptable to the Company) and such agreements must have become irrevocable:

●	a non-compete, non-solicitation (employees and customers), non-disparagement and non-interference agreement for the benefit of the Company and its Affiliates that will apply during all or a portion of the Severance Period

●	a confidentiality agreement with respect to the Company’s and its Affiliates’ information will apply for an indefinite period

●	a general release of claims against the Company and its Affiliates arising out of employment

Violation of any one of the above-referenced agreements will cause cessation of further severance benefits and require reimbursement of severance amounts paid or benefits provided by the Company.

6.0	Standards and Procedures

The General Counsel and Chief Human Resources Officer (“CHRO”) shall make all determinations as to the eligibility of a Corporate Officer for severance benefits under this policy and shall be responsible for preparing and approving all documentation relative to the conditions underlying the receipt of severance benefits (including but not limited to agreements of the Corporate Officer on non-competition, non-solicitation, non-disparagement, non-interference, confidentiality and release of claims against the Company and its Affiliates).  In the event either the General Counsel or CHRO is the officer whose eligibility for severance benefits under this policy is being evaluated, the one whose eligibility is not being evaluated together with the Chief Executive Officer of the Company shall make the determination of eligibility and satisfaction of conditions.

In the event of any question on interpretation of this policy that cannot be resolved by the General Counsel and CHRO, the Chair of the Our People & Culture Committee (the “Committee”) shall have final discretionary authority to interpret and construe the provisions of this policy.

The severance payments described in the table in Section 5.0 and the Welfare Benefit Payment will be made in a cash lump sum within 60 days after the termination date of the Corporate Officer’s employment with the Company, provided all conditions to receipt of the severance benefits described in this policy have been met; provided that payment will be delayed for six months if the payment is deemed deferred compensation subject to Internal Revenue Code Section 409A and the officer is then a “specified employee” as defined in Section 409A.  It is the intent of the Company that any payment under this policy shall, to the extent subject to Section 409A of the Internal Revenue Code, be paid in compliance with Section 409A and the treasury regulations thereunder, or an exemption therefrom, such that there will be no adverse tax consequences, interest or penalties as a result of the payments.  However, in the event that the amounts payable or paid under this policy are subject to any taxes, penalties or interest under Section 409A, the Corporate Officer shall be solely liable for the payment of any such taxes, penalties or interest.

7.0	Accountability

The General Counsel and the CHRO shall be responsible for the execution and enforcement of this severance policy.

8.0	Monitoring Activities

Subject to the provisions of Section 6.0 above, the General Counsel and CHRO shall review and approve the payment of severance under this policy to any Corporate Officer to ensure that the policy is being applied correctly and consistently and that all conditions to receipt of the benefits under this policy have been met and continue to be met.  The General Counsel and CHRO shall prepare and approve the documentation relative to the Corporate Officer’s agreement with the Company on non-competition, non-solicitation, non-interference, confidentiality and release of claims.

9.0	Review Cycle

This policy may be reviewed and revised at any time by the  Committee in consultation with the General Counsel and the CHRO and shall be reviewed for potential revision approximately every three years.

10.0	Effective Date

This policy is effective August 1, 2015, and amended and restated effective for separations from employment on and after March 1, 2025.

11.0Miscellaneous

Tax Withholding

The Company shall have authority to withhold or cause to have withheld applicable income and payroll taxes from any payments made under the policy to the extent required by law.

No Contract of Employment

This policy shall not be deemed to constitute a contract of employment or impose on the Company any obligation to retain any Corporate Officer as an employee, to continue any Corporate Officer’s current employment status or to change any employment policies of the Company, nor shall any provision hereof restrict the right of the Company to discharge any of its employees or restrict the right of any such employee to terminate his or her employment with the Company.

ERISA

This policy, to the extent covered by ERISA, is intended to be an unfunded employee welfare benefit plan as defined in Section 3(1) of ERISA. Benefits provided for under the policy shall be paid from the general assets of the Company if and when such benefits are owed.  No Corporate Officer, employee of the Company, or any other person shall have any rights to or interest in any specific assets or accounts of the Company or any of its affiliates by reason of this policy.

Code Section 409A

It is intended that the payments and benefits under the policy are, to the greatest extent possible, exempt from the application of Code section 409A, and the policy shall be construed and interpreted accordingly. To the extent payments and benefits are not so exempt, the policy shall be construed and interpreted to comply with Code section 409A.  Therefore:

●	If the Company (or, if applicable, the successor entity thereto) determines that all or a portion of the payments and benefits provided under the policy constitute “deferred compensation” under Code section 409A and that the Corporate Officer is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Code section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code section 409A, the timing of the applicable payments shall be delayed until the six-month anniversary of the Corporate Officer’s “separation from service” (as defined under Code section 409A) (or, if earlier, until the date of death of the Corporate Officer) and the Company (or the successor entity thereto, as applicable) shall (i) pay to the Corporate Officer a lump-sum amount equal to the sum of the payments that the Corporate Officer would otherwise have received during such six-month period had no such delay been imposed, and (ii) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the policy.

●	If the Company (or, if applicable, the successor entity thereto) determines that (i) all or a portion of the payments and benefits provided under the policy constitute “deferred compensation” under Code section 409A, (ii) such payments and benefits are subject execution of a Release or Restrictive Agreements, and (iii) the designated period for making such payment spans two calendar years, then such payments and benefits shall be made in the second calendar year.

●	For purposes of Code section 409A, each installment payment and any other payment provided under the policy shall be treated as a separate payment.

●	To the extent required by Code section 409A, any payments to be made to a Corporate Officer upon his or her termination of employment shall only be made upon such Corporate Officer’s separation from service.

●	The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a Corporate Officer’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. The reimbursement of an eligible expense shall be made on or before the last day of the Corporate Officer’s taxable year following the taxable year in which the expense was incurred. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

The Company makes no representations that the payments and benefits provided under the policy comply with Code section 409A, and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Corporate Officer on account of noncompliance with Code section 409A.

Invalidity, Reformation

Should any provisions of the policy be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the policy unless such determination shall render impossible or impracticable the functioning of the policy, and in such case, an appropriate provision or provisions shall be adopted so that the policy may continue to function properly.

Benefits not Assignable

The rights of a Corporate Officer under the policy are personal. No interest of a Corporate Officer under the policy may be assigned, transferred, seized by legal process or subjected to the claims of creditors in any way. A Corporate Officer’s rights under the policy are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance.

Applicable Law

The policy shall be construed according to the laws of the Commonwealth of Virginia, except as preempted by ERISA or other applicable federal law.